EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into on the 21st day of January, 2008, between John B. Menzer(the “Associate”) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Wal-Mart”).

WHEREAS, the Associate is separating from employment from Wal-Mart; and

WHEREAS, the Associate and Wal-Mart wish to express the understandings and agreements they have reached concerning the Associate’s separation from employment and have set forth those understandings and agreements in this Agreement;

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Separation Date. The parties acknowledge that the Associate’s employment with Wal-Mart will terminate on March 1, 2008 (the “Separation Date”).

2.

Prior Agreement. The Associate and Wal-Mart acknowledge that this Agreement supersedes their respective obligations as set forth in the Special Stock Option Grant, Post-Termination Agreement and Covenant Not to Compete, dated July 23, 1998, as amended by the Amendment to Agreement, dated December 12, 2005 (the “Non-Competition Agreement”), a copy of which is attached hereto as Exhibit A, and that upon execution of this Agreement the Non-Competition Agreement shall have no further force and effect, and the rights and obligations of the Associate and Wal-Mart shall be governed solely by the terms of this Agreement. The Associate and Wal-Mart acknowledge that immediately prior to the execution of this Agreement, the Associate was subject, under the terms of the Non-Competition Agreement and the Amendment, to a covenant not to compete with Wal-Mart for a period of two (2) years from the date on which the Associate’s employment with Wal-Mart terminates. For good and sufficient consideration, as described in Section 3 of this Agreement, and subject to the modifications and under the terms set forth in Section 9, the Associate agrees to an extension in the term of such covenant not to compete.

3.	Separation Benefits.

a)

Transition Payments. Subject to compliance with Sections 5(b)(iv), 6, 7, 8, and 9 of this Agreement, the Associate will receive total separation payments in the amount of $6,710,916, less applicable withholding. As soon as practical after the Separation Date, but not to exceed 30 days after the Separation Date, the Associate will receive the first installment in a lump-sum payment in the amount of $520,000, less applicable withholding. Within 30 days of the date six months after the Separation Date, the Associate will receive the second installment in a lump-sum payment in the amount of $4,580,916, less applicable withholding. Thereafter, the Associate will receive the remaining $1,610,000, less applicable withholding, over an 18 month period in equal bi-weekly installments beginning six (6) months after the Separation Date.

b)

Unvested Stock. Wal-Mart and Associate acknowledge that Associate currently has unvested restricted stock grants (including performance-based restricted stock) representing 384,006 shares of Wal-Mart common stock and unvested performance shares granted to him under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended January 15, 2004, and the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (collectively the “Plan”) and under the restricted stock awards and the performance share awards relating to such grants (the “Awards”). As consideration for extending the term of the covenant not to compete as described in Sections 2 and 9 of this Agreement and for other good and sufficient consideration, the vesting of 222,404 shares of the Associate’s unvested restricted stock awards will be accelerated to the Separation Date, as set forth in Exhibit B. All other terms of such restricted stock awards, as set forth in the Plan and the Awards, shall continue in full force and effect. All other restricted stock awards and other equity awards (including stock options and performance shares) issued under Wal-Mart’s equity incentive plans that are not vested as of the Separation Date shall be forfeited and cancelled as of the Separation Date.

4.

Other Benefits. After the Separation Date, Wal-Mart will provide the Associate certain benefits in accordance with the terms and conditions of the plan or program pursuant to which such benefits were issued:

a)

COBRA. At the Associate’s election, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Separation Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

b)

Incentive Payments. In order to be eligible to receive an incentive payment under the Wal-Mart Stores, Inc. Management Incentive Plan (the “MIP”) for the fiscal year ending January 31, 2008, the Associate must remain employed with Wal-Mart through January 31, 2008. The Associate will not be entitled to a payment under the MIP for the fiscal year ending January 31, 2009.

c)

Associate Discount Card. During the Non-Compete Period (as defined below), Associate and his spouse will be allowed to continue to use their Associate Discount Cards on the same terms and conditions as existed prior to Associate’s separation of employment.

d)

Other Payments and Benefits. The Associate is not entitled to any other payments or benefits not provided for in this Agreement, unless the payment or benefit is provided for through the Associate’s participation in an established Wal-Mart-sponsored plan. In addition, unless otherwise provided for in the plan, the Associate’s participation in all Wal-Mart-sponsored benefit plans or programs will end on the Separation Date.

e)

Section 409A. Notwithstanding anything contained herein or in any Wal-Mart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Wal-Mart deferred compensation plan, which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Separation Date. For purposes of Section 409A and, in particular, the Wal-Mart Stores, Inc. Supplemental Executive Separation Plan, the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan and Wal-Mart’s stock incentive plans, the Associate will incur a “separation from service” as of the Separation Date. Additionally, for purposes of Section 409A, the right to a series of installment payments under Section 3(a) of this Agreement shall be treated as a right to a series of separate payments.

5.	Releases.

a)

Release and Waiver of Claims. The Associate hereby agrees to release, acquit, and forever discharge Wal-Mart, its affiliates, or their directors, officers, shareholders, employees, agents, successors, and assigns, of and from any and all claims, causes of action, and demands, including without limitation any claim for damages, costs, attorneys’ fees, expenses, and compensation whatsoever, whether known or unknown, arising out of or related to the Associate’s employment with Wal-Mart or the separation therefrom. The Associate also releases any and all claims the Associate may have that arose prior to the date of this Agreement, and hereby specifically waives and releases all claims under Title VII of The Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended (the “ADEA”), COBRA, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, the Fair Labor Standards Act, and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving wrongful discharge, intentional infliction of emotional distress, the tort of outrage, or any other contract or tort claims.

b)

Release of Age Discrimination Claims. With respect to the Associate’s release and waiver of claims under the ADEA as described in Section 5(a) above, the Associate agrees and acknowledges the following:

(i)

The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate has been advised, and by this Agreement is again advised, to consult with an attorney of the Associate’s choice prior to entering into this Agreement.

(ii)

The Associate shall have twenty-one (21) days from receipt of this Agreement to consider and execute the Agreement. Following the execution by the Associate of this Agreement, the Associate shall have a period of seven (7) days during which to revoke the waiver and release of any claims that arise under the ADEA, which shall not have the effect of revoking the waiver and release of any other claims. In the event of a revocation of the Associate’s waiver and release of ADEA claims, the Associate shall furnish written notice thereof during the seven (7) day period immediately following execution of the Agreement to Kathi Child, Senior Vice President of Global Compensation.

(iii)

The Associate’s waiver of the Associate’s ADEA rights is knowing and voluntary, that the waiver does not include any ADEA rights which may arise after the execution of this Agreement, and that the Associate is receiving consideration hereunder to which the Associate would otherwise not be entitled in the absence of the Associate’s release of claims under the ADEA.

(iv)

No payments will be made to the Associate under this Agreement until after: the Associate has executed and delivered this Agreement to Wal-Mart, the above-mentioned seven-day revocation period has expired, and the Associate has separated from employment as set forth in paragraph 1 of this Agreement.

c)

Limitation of Release. Nothing herein shall limit or impede Associate’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, any federal or state agency, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Associate may not legally waive. Associate agrees, however, that if he or anyone asking on his behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, he waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

6.

Confidential Information. The Associate agrees that the Associate will not at any time directly or indirectly use or disclose any confidential information obtained during the course of his employment with Wal-Mart, except when previously authorized by Wal-Mart in writing. ”Confidential Information” means information designated as such by Wal-Mart pertaining to the business of Wal-Mart, and includes, without limitation, trade secrets obtained by the Associate during the course of, or as a result of, his employment with Wal-Mart, including, without limitation, information regarding processes, suppliers (including the terms, conditions, or other business arrangements with suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Wal-Mart. On or prior to the Separation Date, the Associate shall return to Wal-Mart all documentation, programs, software, equipment, statistics, and other written business materials concerning Wal-Mart and any competitor of Wal-Mart. The Associate acknowledges that the obligations set out herein with respect to Confidential Information will remain in effect for a period of seven (7) years following the date of this Agreement, or until such time as the Confidential Information becomes public other than through publication by the Associate.

7.

Cooperation. The Associate may from time to time after the Separation Date be called upon to testify or provide information to Wal-Mart in connection with employment-related and other legal proceedings against Wal-Mart. The Associate will provide reasonable assistance to, and will cooperate with, Wal-Mart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has knowledge. Wal-Mart will compensate the Associate for reasonable travel expenses and other expenses incidental to any such cooperation provided to Wal-Mart, based upon mutually agreeable terms and conditions to be negotiated by the parties.

8.

Non-disclosure, Non-disparagement, and Non-solicitation. The Associate shall not: a) discuss or disclose the existence or terms of this Agreement with anyone, except as provided below; b) make disparaging comments regarding Wal-Mart, its business strategies and operations, and any of Wal-Mart’s officers, directors, associates, shareholders, and affiliates; or c) solicit any current associate working for Wal-Mart to leave their employment, or to provide names or referrals of current Wal-Mart associates to any third party including recruiters, “headhunters” or others, either official or unofficial, seeking to hire, place or refer for employment. The Associate agrees and understands that the terms of this Agreement are CONFIDENTIAL including the existence, fact and terms of this Agreement and the fact that money was paid to the Associate. The Associate warrants to have not disclosed the above to anyone prior to signing and will not disclose to anyone the existence, fact and terms of this Agreement, except for the Associate’s spouse, attorney, and financial advisor, all of whom shall be informed of the confidential nature of this Agreement and agree to abide by its terms. The Associate further warrants that the Associate has not solicited any other current Wal-Mart associate for employment elsewhere.

9.	Covenant Not to Compete.

a)

Associate agrees, promises, and covenants that for a period of three (3) years from the Separation Date (the “Non-Compete Period”), Associate will not directly or indirectly: own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 9(b), without regard to the geographic location of such Competing Business, due to the sensitive and far-reaching nature of the duties of Associate’s position at Wal-Mart.

b)   For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail to consumers that is: (i) located within the United States, or any other country in which Wal-Mart or its affiliates either operate a store or are known by Associate to have plans to open or acquire an operation within the Non-Compete Period, and that (ii) has gross annual sales volume or revenues attributable to its retail operations in excess of U.S. $2 billion, or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either the current fiscal year or the next following fiscal year. “Competing Business” as of the date of this Agreement shall specifically include, but is not limited to, the following companies and any successor thereto: Target Corporation, Costco Co. Inc., Best Buy Co., Inc., The Home Depot, Inc., Dollar General Corp., Family Dollar Stores, Inc., Kohls Corporation, Hudson’s Bay Company, Carrefour S.A., The Kroger Co., Tesco plc, Metro AG, Koninklijke Ahold N.V., J C Penny Co., Inc., Sears Holdings Corp., Aldi Einkauf GmbH & Co. oHG, Lidl Stiftung & Co. KG, J Sainsbury plc, WM Morrison Supermarkets Plc, Ito-Yokado Co., Ltd., AEON Co., Ltd, Groupe Auchan SA, Toys “R” Us, Inc., Loblaw Companies Limited, Casino Guichard-Perrachon S.A., Woolworths Ltd (Australia), Grupo Gigante, S.A. de C.V., Controladora Comercial Mexicana S.A. de C.V., Organizacion Soriana S.A. de C.V., Dollar Tree Stores, Inc., Reliance Industries Limited, and Safeway Inc. (USA) and Plc (UK).

c)

Ownership of an investment of less than the greater of $25,000 or one percent (1%) of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement.

10.

Statement of Ethics.  The Associate has read and understands the provisions of Wal-Mart’s Statement of Ethics (PD-10) and agrees to abide by the provisions thereof to the extent applicable to former Wal-Mart associates. The Associate further acknowledges that the Associate has complied with the applicable Statement of Ethics during the Associate’s employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Wal-Mart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

11.

Advice of Counsel.  The Associate has been advised to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice. The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

12.

Non-Admission.  The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Wal-Mart or that Wal-Mart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Wal-Mart arising out of or from the Associate’s employment. Wal-Mart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

13.

Return of Company Property.  As soon as practical after the Separation Date, the Associate will return all Wal-Mart-owned property including but not limited to computers, hand-held computing devices (e.g, Treó, Goodlink, Blackberry, etc.), cell phones, documents, files, computer files, keys, ID’s and credit cards.

14.

Taxes.  The Associate acknowledges and agrees that the Associate is responsible for paying all taxes (other than FICA taxes imposed on Wal-Mart with respect to Associate’s income) and related penalties, and interest on the Associate’s income. Wal-Mart will withhold taxes, including from amounts or benefits payable under this agreement and from restricted stock accelerated under this agreement, and report them to tax authorities, as it determines it is required to do. Wal-Mart has not warranted to the Associate that taxes and penalties will not be imposed under Section 409A. The Associate will indemnify Wal-Mart and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on Wal-Mart with respect to the Associate’s income).

15.

Remedies for Breach.  With respect to any breach of this Agreement by the Associate, the Associate agrees to indemnify and hold Wal-Mart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by Wal-Mart, and to return immediately to Wal-Mart all of the monies previously paid to the Associate by Wal-Mart under this Agreement, provided, however, that such repayment shall not constitute a waiver by Wal-Mart of any other remedies available under this Agreement or by law, including injunctive relief.

16.	Miscellaneous.

a)

Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Wal-Mart whose signature appears below.

b)	Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

c)

Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

d)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

e)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.

f)

Governing Law and Dispute Resolution. The parties agree that this Agreement will be construed pursuant to, and governed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law. The parties agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiations that any litigation hereunder shall be brought in the U.S. District Court for the Western District of Arkansas or a state court of competent jurisdiction in Benton County, Arkansas, and that venue and jurisdiction in those courts shall be proper.

ACCEPTED AND AGREED:

JOHN B. MENZER	WAL-MART STORES, INC.

/s/John B. Menzer	By:	/s/Thomas D. Hyde

	Name:	Thomas D. Hyde

	Title:	Executive Vice President

Exhibit A

SPECIAL STOCK OPTION GRANT, POST-TERMINATION

AGREEMENT AND COVENANT NOT TO COMPETE

This Special Stock Option Grant, Post-Termination Agreement, and Covenant Not to Compete is entered into this 23rd day of July, 1998 by and between Wal-Mart Stores, Inc. (hereinafter “Wal-Mart”) and John B. Menzer (hereinafter “the Associate”). The parties agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that

(A) Wal-Mart is a major retail operation, with stores located throughout the United States and in certain foreign locations;

(B) the Associate presently holds a position as Executive Vice President and Chief Financial Officer of Wal-Mart, and is a key executive as defined by the Executive Committee;

(C) as an essential part of its business, Wal-Mart has cultivated long term customer and vendor relationships and goodwill, which are difficult to develop and maintain, which require a significant investment of time, effort, and expense, and which can suffer significantly upon the departure of key executives;

(D) in the development of its business, Wal-Mart has also expended a significant amount of time, money, and effort in developing and maintaining confidential, proprietary, and trade secret information which, if disclosed or misused, could harm Wal-Mart’s business and its competitive position in the retail marketplace;

(E) as Executive Vice President and Chief Financial Officer, the Associate has access to confidential and proprietary trade secret information and other confidential information, including business plans and strategies, that would be of considerable value to Wal-Mart’s competitors; and

(F) Wal-Mart is entitled to take appropriate steps to ensure (i) that its Associates do not make use of confidential information gained during the course of their employment with Wal-Mart and (ii) that no individual associate or competing entity gains an unfair competitive advantage over Wal-Mart.

2. SPECIAL STOCK OPTION GRANT. If the Associate executes this Agreement on or before July 31, 1998, Wal-Mart will award to the Associate a Special Stock Option Grant equivalent to One Hundred Percent (100%) of the Associate’s base salary in effect on the date of this Agreement. The Special Stock Option Grant will be in addition to any other stock options, restricted stock, stock grants, or similar entitlements that the employee may receive, or may previously have received, under any other plan or program maintained by Wal-Mart. The Special Stock Option Grant will vest in seven equal annual installments commencing one (1) year from the date of the grant, and shall in all regards be governed by the terms of the Wal-Mart Stores, Inc. Stock Option Plan.

3. TRANSITION PAYMENTS. In the event that Wal-Mart should initiate the termination of the Associate’s employment, Wal-Mart will, for a period of two (2) years from the effective date of such termination (“the Transition Period”), continue to pay the Associate his or her base salary at the rate in effect on the date of termination, subject to such withholding as may be required by law and subject to the following conditions and offsets:

(A) Transition Payments will not be payable if the Associate is terminated as the result of a violation of Wal-Mart policy;

(B) In the event that the Associate is demoted or reassigned so that he or she ceases to be a key executive as defined or determined by the Executive Committee, the Associate will no longer be bound by the Covenant Not to Compete set forth in Paragraph 4 below and will cease to be eligible for any of the benefits or payments (e.g., Transition Payments) provided by this Agreement. In addition, it is understood that, upon ceasing to be a key executive, the Associate would forfeit the stock options granted by this Agreement, but only to the extent that those options have not vested as of the date of demotion or reassignment;

(C) No Transition Payments will be payable if the Associate voluntarily resigns or retires from his or her employment with Wal-Mart;

(D) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be payable under this Agreement in the event of the Associate’s death or disability. If the Associate should die during the Transition Period, Transition Payments will cease at that time, and his or her heirs will have no entitlement to the continuation of such payments. Transition Payments will not be affected by the disability of the Associate during the Transition Period.

(E) Transition Payments will be offset by any amounts that the Associate may earn during the Transition Period by virtue of self-employment or employment with, or involvement in, an entity other than a Competing Business as defined in Paragraph 4(B) below. Violation by the Associate of his obligations under Paragraph 4 or Paragraph 5 below, or any other act that is materially harmful to Wal-Mart’s business interests, during the, Transition Period will result in the immediate termination of Transition Payments in addition to arty other remedies that may be available to Wal-Mart;

(F) Transition Payments will be payable on such regularly scheduled paydays as may be adopted and instituted by Wal-Mart for its other salaried employees.

(G) Receipt of Transition Payments will not entitle the Associate to participate during the Transition Period in any of the other incentive, stock option, profit sharing, or other associate benefit plans or programs maintained by Wal-Mart, and the Associate shall be entitled to participate in such plans or programs only to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

4. COVENANT NOT TO COMPETE. In exchange for the Special Stock Option Grant set forth in Paragraph 2, for his or her inclusion in the Transition Payment program set forth in Paragraph 3, and for other good and valuable consideration, the Associate agrees, promises, and covenants as follows:

(A) For a period of two (2) years from the date on which his or her employment with Wal-Mart terminates, and regardless of the cause or reason for such termination, the Associate will not directly or indirectly

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Paragraph 4(B); or

(ii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Wal-Mart in soliciting for employment, hiring, or offering employment to, any employee of Wal-Mart or any of its affiliates;

(B) For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail to consumers that (i) is located within the United States or any other country in which Wal-Mart or its affiliates either operate a store or are known to the Associate to have plans to open or acquire an operation within the next twenty-four (24) months, and (ii) that has gross annual sales volume or revenues attributable to its retail operations in excess of U.S. $2 billion or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either the current fiscal year or the next following fiscal year. “Competing Business” as of the date of this Agreement shall specifically include, but is not limited to, such entities as Target/Dayton Hudson, Costco, K-Mart, Home Depot, Dollar General, Family Dollar, Kohls, Hudson Bay Company, Carrefour, HEB, and Fred Meyers.

(C) Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Paragraph 4 shall be binding upon the Associate, and shall remain in full force and effect, regardless of whether the Associate qualifies, or continues to remain eligible, for the Transition Payments described in Paragraph 3 above. Termination of the Transition Payments pursuant to Paragraph 3 will not release the Associate from his or her obligations under this Paragraph 4.

5. PRESERVATION OF CONFIDENTIAL INFORMATION. The Associate agrees that he or she will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his or her employment with Wal-Mart except as may be authorized by Wal-Mart. “Confidential Information” shall include any non-public information pertaining to Wal-Mart’s business, and shall include information obtained by the Associate during the course of, or as a result of, his or her employment with Wal-Mart, including, without limitation, information regarding Wal-Mart’s processes, suppliers (including the terms, conditions, or other business arrangements with such suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives and projections, compilations, analyses, and projections regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, and other employment data, and any “know-how,” techniques, practice or any technical information not of a published nature regarding Wal-Mart’s business.

6. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. The Associate acknowledges that a breach of the provisions of Paragraph 4 or Paragraph 5 above could result in substantial and irreparable damage to Wal-Mart’s business, and that the restrictions contained in Paragraphs 4 and 5 are a reasonable attempt by Wal-Mart to protect its rights and to safeguard its confidential information. The Associate expressly agrees that upon a breach or a threatened breach by the Associate of the provisions of Paragraph 4 or Paragraph 5, Wal-Mart will be entitled to injunctive relief to restrain such violation, and the Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief as may be necessary to enjoin the violation of Paragraph 4 or Paragraph 5. The parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the appropriate state or federal court encompassing Benton County, Arkansas, and the parties hereby expressly consent to the jurisdiction of such courts. The Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, he or she will seek satisfaction exclusively from the assets of Wal-Mart, and will hold harmless all of Wal-Mart’s individual directors, officers, employees, and representatives.

7. SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Paragraph 4 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

8. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that the Associate is not employed by Wal-Mart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

9. ENTIRE AGREEMENT. This document contains the entire understanding and agreement between the Associate and Wal-Mart regarding the subject matter of this Agreement. This Agreement supersedes and replaces any and all prior understandings or agreements between the parties regarding this subject, and no representations or statements by either party shall be deemed binding unless contained herein.

10. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

11. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Wal-Mart, its successors and assigns, and on the Associate and his or her heirs, successors, and assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

12. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart will be deemed to have been executed in Bentonville, Arkansas.

13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

14. STATEMENT OF UNDERSTANDING. By signing below, the Associate acknowledges (a) that he or she has received a copy of this Agreement, (b) that he or she has read the Agreement carefully before signing it, (c) that he or she has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of his or her own choosing, and (d) that he or she understands his or her rights and obligations under this Agreement, and enters into this Agreement voluntarily.

WAL-MART STORES, INC.

By:	/s/S. Robson Walton	/s/John B. Menzer

	S. Robson Walton	John B. Menzer
Chairman of the Board

July 23, 1998	July 23, 1998

Date	Date

AMENDMENT TO AGREEMENT

This Amendment to Agreement (“Amendment”) is made and entered into on the 12th day of December, 2005, between John B. Menzer (“the Associate”), and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Wal-Mart”).

WHEREAS, The Associate and Wal-Mart have entered into an agreement concerning, among other things, restrictions on the Associate’s employment after terminating from employment with Wal-Mart (the “Transition Agreement”); and

WHEREAS, by this Amendment the Associate and Wal-Mart wish to amend certain provisions of the Transition Agreement relating to post-employment payments by Wal-Mart to the Associate;

NOW THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Transition Payments. The Associate and Wal-Mart agree that the existing language in the Transition Agreement concerning the timing of post-employment payments shall be superseded by the following language:

The Associate will receive Transition Payments based on the Associate’s base salary on the date of termination (the “Salary”). The first Transition Payment shall be an amount equal to six months’ Salary, less applicable withholding, and shall be paid on the date of termination or as soon thereafter as practical. Subsequent Transition Payments shall commence at the end of the regularly scheduled pay period six months after the date of termination, and each such payment shall be an amount equal to the Associate’s biweekly Salary payment, less applicable withholding, which will continue for the period set forth in the Transition Agreement.

APPROVED AND AGREED:

WAL-MART STORES, INC.

/s/John B. Menzer	By:	/s/S. Robson Walton

Exhibit B

Grant Date	Number of Shares to be Accelerated	Original Vesting Date
February 21, 1997	8,334	Upon retirement on or after age 65
August 12, 1998	7,031	Upon retirement on or after age 65
March 1, 2000	2,446	Upon retirement on or after age 65
March 16, 2000	1,739	Upon retirement on or after age 65
March 8, 2001	2,959	Upon retirement on or after age 65
March 7, 2002	2,688	Upon retirement on or after age 65
January 9, 2003	4,334	Upon retirement on or after age 65
January 5, 2004	6,836	January 5, 2009
January 5, 2004	5,036	Upon retirement on or after age 65
January 3, 2005	6,303	January 3, 2010
January 3, 2005	6,143	Upon retirement on or after age 65
September 29, 2005	114,837	September 29, 2008
September 29, 2005	53,718	September 29, 2010

Total:	222,404